EXHIBIT 10.1

FOURTH AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Fourth Amended and Restated Employment Agreement (the “Agreement”) is made this 12th day of June, 2024 between Repligen Corporation, a Delaware corporation (the “Company”), and Anthony Hunt (the “Executive”) and shall become effective on September 1, 2024 (the “Effective Date”).

WHEREAS, the Company and the Executive are parties to the Third Amended and Restated Employment Agreement dated May 26, 2022 (the “Prior Agreement”).

WHEREAS, the Prior Agreement shall remain effective until the Effective Date;

WHEREAS, effective as of the Effective Date (subject to the Executive’s employment with the Company through such date), this Agreement shall amend, restate and supersede the Prior Agreement, provided that the noncompetition provisions contained in Section 7(d) of the Prior Agreement (Noncompetition and Nonsolicitation) are unaffected by this Agreement, are reproduced, unaltered in Section 7(d) herein and remain in full effect.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.
Employment. Subject to the Executive’s employment with the Company through the Effective Date:

a.
Executive Chair Period.

i.
As of the Effective Date, the Executive shall cease serving as the Chief Executive Officer of the Company and shall begin serving as the Executive Chair of the Company. It is expected that the Executive shall remain employed by the Company as Executive Chair until March 2, 2026 (the “Anticipated Executive Chair End Date”), although the Executive’s employment may be earlier terminated by the Executive for any reason, by the Company for or without Cause, or due to the Executive’s death or Disability (as defined below). The Executive’s actual last day of employment with the Company as Executive Chair, whether it be the Anticipated Executive Chair End Date or an earlier date (as provided in the preceding sentence), is the “Executive Chair End Date,” and the period between the Effective Date and the Executive Chair End Date is the “Executive Chair Period.”

ii.
As Executive Chair: (i) the Executive shall Chair the Board of Directors and have such powers and duties as may from time to time be prescribed by the Board of Directors of the Company (the “Board”) in good faith, which shall include working the Company’s new Chief Executive Officer (the “CEO” in areas such as Strategy, Business Development, and New Product Planning.

b.
Advisor Period.

i.
If the Executive remains employed by the Company through the Anticipated Executive Chair End Date, effective as of the Anticipated Executive Chair End Date, the Executive shall transition to an Advisor role with the Company. Such Advisor role shall be a W-2 employment role. As an Advisor, the Executive shall be available to consult with the Company as reasonably requested by the Company.

ii.
The Executive shall remain employed by the Company as an Advisor until March 2, 2027 (the “Anticipated Retirement Date”), unless the Executive earlier resigns, the Company earlier terminates the Executive’s employment for or without Cause, or the Executive’s employment earlier terminates due to the Executive’s death or Disability. The Anticipated Retirement Date, or any earlier termination date as provided in the preceding sentence, is the “Retirement Date,” and the period between the Anticipated Executive Chair End Date and the Retirement Date is the “Advisor Period.”

c.
No Outside Activities During Employment. During the Executive’s employment with the Company, the Executive shall not engage in any outside business activities. Notwithstanding the foregoing, the Executive may serve on other boards of directors, with the approval of the Board, or engage in religious, charitable or other community activities as long as such services and activities are disclosed to the Board and do not materially interfere with the Executive’s performance of his duties to the Company as provided in this Agreement.

d.
No Good Reason or Termination Without Cause Under Prior Agreement. To avoid doubt, the Executive agrees that this Agreement, and the terms contained in this Agreement, shall not constitute Good Reason or a termination without Cause under the Prior Agreement, and (as of the Effective Date) the Executive waives any rights to severance benefits, or other compensation or benefits associated with a termination for Good Reason or without Cause under the Prior Agreement.

2.
Compensation and Related Matters.

a.
Compensation During Executive Chair Period. During the Executive Chair Period, the following compensation terms shall apply:

i.
Base Salary. The Executive’s annual base salary rate shall be $440,000. The Executive’s base salary shall be redetermined annually by the Compensation Committee. The base salary in effect at any given time is referred to herein as “Base Salary.” The Base Salary shall be payable in a manner that is consistent with the Company’s usual payroll practices for senior executives.

ii.
Annual Bonus. The Executive shall be eligible to receive an annual performance bonus under the Company’s Executive Incentive Compensation Plan (or such other applicable plan or program adopted by the Company) (the “Bonus Plan”). Commencing on the Effective Date, the Executive’s target annual bonus shall be 52.5% of the Base Salary, provided that, with respect to the portion of the 2024 bonus year prior to the Effective Date, the Executive’s target annual bonus shall be 105% of Base Salary (i.e. the Executive’s CEO bonus target). The actual bonus will be subject to the Board’s assessment of the Executive’s performance, as well as business conditions at the Company. The bonus also will be subject to approval by and adjustment at the discretion of the Board or Compensation Committee of the Board (the “Compensation Committee”) and the terms of the Bonus Plan. The annual performance bonus, if any, shall be paid between January 1 and March 15 of the calendar year following the applicable bonus year. The Board expects to review the Executive’s job performance on an annual basis and will discuss with the Executive the criteria which the Board will use to assess the Executive’s performance for bonus purposes. The Board or Compensation Committee also may make adjustments in the targeted amount of the Executive’s annual performance bonus.

iii.
Incentive Equity Grants. Notwithstanding anything to the contrary in the applicable Company equity incentive plan or in any applicable written award agreement, the Executive shall continue to vest in all outstanding stock options and other stock-based awards of the Company held by the Executive as of the Effective Date (“Equity Awards”). The Equity Awards shall otherwise remain subject in all respects to the applicable Company equity incentive plan and any the applicable written award agreements between the Executive and the Company governing such Equity Awards (collectively, the “LTI Documents”).

iv.
Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him during the term of his employment and in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company for its senior executive officers.

v.
Other Benefits. The Executive shall be eligible to participate in or receive benefits, including without limitation group medical, dental and vision benefits, under the Company’s employee benefit plans in effect from time to time, subject to the terms of such plans.

vi.
Vacations. The Executive shall be entitled to paid time off (vacation/personal days) to the extent mutually agreed between the Executive and the Company.

b.
Compensation During Advisor Period. During the Advisor Period:

i.
Base Salary. The Executive’s annual base salary rate shall be the applicable FLSA base salary minimum for Massachusetts employees in effect from time to time (currently

$35,568 annualized). The Base Salary shall be payable in a manner that is consistent with the Company’s usual payroll practices for senior executives.

ii.
Incentive Equity Grants. Notwithstanding anything to the contrary in the applicable Company equity incentive plan or in any applicable written award agreement, the Executive shall continue to vest in all Equity Awards held by the Executive as of the Anticipated Executive Chair End Date and the Equity Awards shall otherwise remain subject in all respects to the LTI Documents.

iii.
Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him during the term of his employment and in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company for its senior executive officers.

iv.
Health Benefits. The Executive shall be eligible to receive group medical, dental and vision benefits, under the Company’s employee benefit plans in effect from time to time, subject to the terms of such plans and applicable law (collectively, the “Health Benefits”).

c.
No Further Equity Awards. The Executive agrees that the Executive shall not be eligible for any further Equity Awards after the Effective Date.

d.
Vesting of Performance Based Awards on Anticipated Retirement Date. If the Executive remains employed by the Company through the Anticipated Retirement Date, and subject to the Executive signing a separation agreement containing, among other provisions, a general release of claims in favor of the Company and related persons and entities, a seven (7) business day revocation period, a reaffirmation of the Executive’s obligations under Section 7 of this Agreement, and confidentiality, return of property and non-disparagement provisions, in a form and manner satisfactory to the Company (the “Separation Agreement and Release”) and the Separation Agreement and Release becoming irrevocable, all within the time period required by the Separation Agreement and Release but in no event later than 60 days after the Date of Termination, a pro-rata portion of all Performance-Based Awards (as defined below) held by the Executive shall remain outstanding and eligible to vest at the end of the performance period based on actual performance through the end of the performance period. Pro-ration for purposes of this subsection (d) shall be determined based on the number of full months elapsed in the performance period through the Date of Termination (as defined below) relative to the total number of full months in the performance period. Notwithstanding anything to the contrary in the applicable LTI Documents, any termination or forfeiture of unvested shares underlying Performance-Based Awards that could vest pursuant to this subsection (d) and otherwise would have occurred on or prior to the Accelerated Vesting Date (as defined below) will be delayed until the Accelerated Vesting Date and will occur only to the extent such Performance-Based Awards do not vest pursuant to this subsection (d). Notwithstanding the foregoing, no additional vesting of such Performance-Based Awards shall occur during the period between the Executive’s Date of Termination and the Accelerated Vesting Date. For the avoidance of doubt, all other Equity Awards held by the Executive shall remain subject to the terms of the LTI Documents (as modified by this Agreement) in all respects, including without limitation with respect to the forfeiture of unvested Equity Awards as of the Date of Termination (as defined below).

i.
“Accelerated Vesting Date” means the later of (I) the Executive’s Date of Termination and (II) the effective date of the Executive’s Separation Agreement and Release.

ii.
“Performance-Based Awards” means all then-outstanding Equity Awards that are subject to performance-based vesting and for which achievement of the performance metrics has not been determined as of the Date of Termination.

3.
Termination. The Executive’s employment hereunder may be terminated without any breach of this Agreement under the following circumstances:

a.
Death. The Executive’s employment hereunder shall terminate upon his death.

b.
Disability. The Company may terminate the Executive’s employment if he is disabled and unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement with or without reasonable accommodation for a period of 180 days (which need not be consecutive) in any 12-month period (a “Disability”). If any question shall arise as to whether during any period the Executive is Disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions with or without reasonable accommodation, the Executive may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Company to whom the Executive or the Executive’s guardian has no reasonable objection as to whether the Executive is so Disabled or how long such Disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. The Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and the Executive shall fail to submit such certification, the Company’s determination of such issue shall be binding on the Executive. Nothing in this Section shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

c.
Termination by the Company Without Cause. The Company may terminate the Executive’s employment hereunder at any time without Cause. Any termination by the Company of the Executive’s employment under this Agreement which does not constitute a termination for Cause and does not result from the death or Disability of the Executive shall be deemed a termination without Cause.

d.
Termination by Company for Cause.

i.
The Company may terminate the Executive’s employment hereunder for Cause. For purposes of this Agreement, “Cause” means: (i) conduct constituting a material act of misconduct in connection with the performance of the Executive’s duties, including, without limitation, misappropriation of funds or property of the Company or any of its subsidiaries or affiliates other than the occasional, customary and de minimis use of Company property for personal purposes; (ii) the commission of any felony or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) non-performance of the Executive’s duties hereunder (other than by reason of the Executive’s physical or mental illness, incapacity or disability) or repeated violations of the Executive’s material responsibilities and material duties as determined in good faith by the Company and which has continued for more than 30 days following written notice which notice shall specify in reasonable detail the performance problems and the actions required to cure such performance problems; (iv) a breach by the Executive of any of the material provisions contained in this Agreement that, if curable, is not cured with 30 days after the Company notifies the Executive in writing that it believes the Executive has materially breached his obligations under this Agreement, which notice shall specify in reasonable detail such breach and the actions required to cure such breach; (v) a material violation of any of the Company’s written employment policies as applied to other employees in the Company which has continued for more than 30 days following written notice which notice shall specify in reasonable detail such violation and the actions required to cure such violation; or (vi) failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.

e.
Termination by the Executive.

i.
The Executive may terminate his employment hereunder at any time for any reason.

ii.
To avoid doubt, the Executive hereby agrees that, notwithstanding anything in the Prior Agreement, the Company’s severance plan or any other plan or agreement to the contrary, effective as of the Effective Date, the Executive shall not have the right to resign for Good Reason and shall no longer be eligible for Good Reason severance benefits.

f.
Notice of Termination. Except for termination due to the Executive’s death, any termination of the Executive’s employment by the Company or any termination by the Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

g.
“Date of Termination” shall mean: (i) if the Executive’s employment is terminated by his death, the date of his death; (ii) if the Executive’s employment is terminated on account of Disability or by the Company for or without Cause, the date on which Notice of Termination is given; and

(iii) if the Executive’s employment is terminated by the Executive, 30 days after the date on which a Notice of Termination is given. Notwithstanding the foregoing, in the event that the Executive gives a Notice of Termination to the Company, the Company may unilaterally accelerate the Date of Termination and such acceleration shall not result in a termination by the Company for purposes of this Agreement.

4.
Compensation Upon Termination.

a.
Termination Generally. If the Executive’s employment with the Company is terminated for any reason, the Company shall pay or provide to the Executive (or to his authorized representative or estate) (i) any Base Salary earned through the Date of Termination and unpaid expense reimbursements (subject to, and in accordance with, this Agreement) on or before the time required by law but in no event more than 30 days after the Executive’s Date of Termination; and (ii) any vested benefits the Executive may have under any employee benefit plan of the Company through the Date of Termination, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans (collectively, the “Accrued Benefit”).

b.
Termination by the Company Without Cause, or Due to the Executive’s Death or Disability. If the Company terminates the Executive’s employment without Cause, or the Executive’s employment is terminated due to the Executive’s Death or Disability, then the Company shall pay the Executive his Accrued Benefit. In addition, subject to the Executive signing the Separation Agreement and Release and the Separation Agreement and Release becoming irrevocable, all within the time period required by the Separation Agreement and Release but in no event later than 60 days after the Date of Termination:

i.
The Company will pay the Executive, or provide the Executive with, the cash and equity compensation and Health Benefits that the Executive would have earned under this Agreement had Executive remained employed by the Company through the Anticipated Retirement Date, which compensation and benefits will be paid or provided as follows:

1.
The Company shall pay the Executive an amount equal to the Executive’s Base Salary between the Date of Termination and the Anticipated Retirement Date (the “Severance Amount”). Notwithstanding the foregoing, if the Executive breaches any of the Executive’s confidentiality and restrictive covenant obligations to the Company, all payments of the Severance Amount shall immediately cease; and

2.
Effective as of the Accelerated Vesting Date: (A) all unvested Time-Based Awards (as defined below) held by the Executive that would have vested had Executive remained employed through the Anticipated Retirement Date shall vest and become exercisable or nonforfeitable; and (B) a pro-rata portion of all

Performance-Based Awards (as defined below) held by the Executive shall become exercisable or nonforfeitable at the end of the performance period based on actual performance through the end of the performance period (and such awards shall remain outstanding through the end of the applicable performance period). Pro-ration for purposes of this subsection (ii) shall be determined based on the number of full months elapsed in the vesting period or performance period, as applicable, through the Anticipated Retirement Date relative to the total number of full months in the vesting period or performance period, as applicable. Notwithstanding anything to the contrary in the applicable plans and/or award agreements governing the equity awards described in this subsection (2), any termination or forfeiture of unvested shares underlying the equity awards that could vest pursuant to this subsection (2) and otherwise would have occurred on or prior to the Accelerated Vesting Date will be delayed until the Accelerated Vesting Date and will occur only to the extent such equity awards do not vest pursuant to this subsection (2). Notwithstanding the foregoing, no additional vesting of such equity awards shall occur during the period between the Executive’s Date of Termination and the Accelerated Vesting Date; and

3.
If the Executive is enrolled in the Company’s group health care programs immediately prior to the Date of Termination and properly elects to receive benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall pay the COBRA premiums for the Executive and the Executive’s eligible dependents until the Anticipated Retirement Date; provided, however, if the Executive ceases to be eligible for COBRA benefits prior to the Anticipated Retirement Date or the Company determines that it cannot pay such amounts without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to the Executive a taxable monthly payment in an amount equal to the COBRA premiums for the Executive and the Executive’s eligible dependents until the Anticipated Retirement Date. For the avoidance of doubt, the taxable payments described above may be used for any purpose, including, but not limited to, continuation coverage under COBRA.

ii.
The Severance Amount shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over the period between the Date of Termination and the Anticipated Retirement Date; provided, however, that (A) if the 60-day period begins in one calendar year and ends in a second calendar year, the Severance Amount shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination and (B) in the event a court of competent jurisdiction finds the Executive to be in breach of his confidentiality or restrictive covenant obligations, then the amounts payable under this Section shall cease immediately. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

iii.
“Time-Based Awards” means all then-outstanding stock options and other stock-based awards of the Company that are subject solely to time-based vesting.

5.
Waiver of Change in Control Severance Benefits and Change in Control Equity Acceleration. To avoid all doubt, the Executive hereby agrees that, as of the Effective Date, the Executive shall no longer be eligible for: (i) the Change in Control severance benefits described in Section 5 of the Prior Agreement, or any Change in Control benefits under the Company’s severance plan; or (ii) any equity acceleration upon a Change in Control. “Change in Control” shall have the meaning set forth in the Prior Agreement.

6.
Section 409A.

a.
Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation otherwise subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

b.
All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

c.
To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

d.
The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

e.
The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

7.
Confidential Information, Noncompetition and Cooperation.

a.
Confidential Information. As used in this Agreement, “Confidential Information” means information belonging to the Company which is of value to the Company in the course of conducting its business and the disclosure of which could result in a competitive or other disadvantage to the Company. Confidential Information includes, without limitation, financial information, reports and forecasts; inventions, improvements and other intellectual property; trade secrets; know-how; designs, processes or formulae; software; market or sales information or plans; customer lists; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the management of the Company. Confidential Information includes information developed by the Executive in the course of the Executive’s employment by the Company, as well as other information to which the Executive may have access in connection with the Executive’s employment. Confidential Information also includes the confidential information of others with which the Company has a business relationship. Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless due to breach of the Executive’s duties under the following subsection (b) (“Confidentiality”).

b.
Confidentiality. The Executive understands and agrees that the Executive’s employment creates a relationship of confidence and trust between the Executive and the Company with respect to all Confidential Information. Subject to the Protected Activities Section below, at all times, both during the Executive’s employment with the Company and after its termination, the Executive will keep in confidence and trust all such Confidential Information, and will not use or disclose any such Confidential Information without the written consent of the Company, except as may be necessary in the ordinary course of performing the Executive’s duties to the Company.

c.
Documents, Records, etc. All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to the Executive by the Company or are produced by the Executive in connection with the Executive’s employment will be and remain the sole property of the Company. The Executive will return to the Company all such materials and property as and when requested by the Company. In any event, the Executive will return all such materials and property immediately upon termination of the Executive’s employment for any reason. The Executive will not retain with the Executive any such material or property or any copies thereof after such termination.

d.
Noncompetition and Nonsolicitation. The Executive and the Company acknowledge and agree that the noncompetition provisions of Section 7(d) of the Prior Agreement are unaffected by this Agreement, are reproduced, unaltered, in this subsection (d), and remain in full effect, without the need for additional consideration therefor, notwithstanding the changes to the Executive’s employment described in this Agreement. To the extent that additional consideration is deemed required for this subsection (d), the Executive agrees that the Executive’s eligibility for cash and equity incentive compensation under this Agreement is, in each case and independent of the other, mutually agreed upon, fair and reasonable consideration for this subsection (d) that the Company would not provide the Executive absent the Executive’s agreement to this subsection (d) and the other covenants in this Section 7. The Executive agrees that the Company has advised the Executive to seek the advice of counsel with respect to this Agreement, including this subsection (d), and that the Effective Date is more than 10 business days after the date the Executive received this Agreement. During the Executive’s employment with the Company and for 12 months thereafter, regardless of the reason for the termination, the Executive will not, directly or indirectly, whether as owner, partner, shareholder, consultant, agent, employee, co-venturer or otherwise, engage, participate, assist or invest in any Competing Business (as hereinafter defined). During the Executive’s employment with the Company and for 24 months thereafter, regardless of the reason for the termination, the Executive: (i) will refrain from directly or indirectly employing, attempting to employ, recruiting or otherwise soliciting, inducing or influencing any person to leave employment with the Company (other than terminations of employment of subordinate employees undertaken in the course of the Executive’s employment with the Company); and (ii) will refrain from soliciting or encouraging any customer or supplier to terminate or otherwise modify adversely its business relationship with the Company. The Executive understands that the restrictions set forth in this subsection (d) are intended to protect the Company’s interest in its Confidential Information and established employee, customer and supplier relationships and goodwill, and agrees that such restrictions are reasonable and appropriate for this purpose.

e.
For purposes of this Agreement, the term “Competing Business” shall mean a business conducted anywhere in the United States or Sweden that develops, manufactures or markets:

(i) Protein A affinity ligands and Protein A media;

(ii) carriers for affinity ligands;

(iii) growth factors for bioprocessing;

(iv) pre-packed chromatographic columns for purification of biologic drugs;

(v) cell retention devices, filtration systems, filters or other analytical devices or products that are primarily used in the production of biologic drugs;

(vi) test kits for Protein A; or

(vii) any other products or technologies, including bioprocess products or technologies, developed or acquired, or those that are in the formative stage of being developed or acquired, by Company during the time period it employed the Executive.

Notwithstanding the foregoing, the Executive may own up to two percent (2%) of the outstanding stock of a publicly held corporation which constitutes or is affiliated with a Competing Business.

f.
Third-Party Agreements and Rights. The Executive hereby confirms that the Executive is not bound by the terms of any agreement with any previous employer or other party which restricts in any way the Executive’s use or disclosure of information or the Executive’s engagement in any business. The Executive represents to the Company that the Executive’s execution of this Agreement, the Executive’s employment with the Company and the performance of the Executive’s proposed duties for the Company will not violate any obligations the Executive may have to any such previous employer or other party. In the Executive’s work for the Company, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

g.
Litigation and Regulatory Cooperation. During and after the Executive’s employment, the Executive shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Executive was employed by the Company. The Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Executive’s employment, the Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company. The Company shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this subsection (g).

h.
Injunction. The Executive agrees that it would be difficult to measure any damages caused to the Company which might result from any breach by the Executive of the promises set forth in this Section 7, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, subject to Section 8, the Executive agrees that if the Executive breaches, or proposes to breach, any portion of this Agreement, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company.

i.
Protected Activities. Nothing contained in this Agreement, any other agreement with the Company or any Company policy limits the Executive’s ability, with or without notice to the Company, to: (i) file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”), including without limitation, the Equal Employment Opportunity Commission, the National Labor Relations Board or the Securities and Exchange Commission; (ii) communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including by providing non-privileged documents or information; (iii) exercise any rights under Section 7 of the National Labor Relations Act, which are available to non-supervisory employees, including assisting co-workers with or discussing any employment issue as part of engaging in concerted activities for the purpose of mutual aid or protection; (iv) discuss or disclose information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that the Executive has reason to believe is unlawful; or (v) testify truthfully in a legal proceeding. Any such communications and disclosures must not violate applicable law and the information disclosed must not have been obtained through a communication that was subject to the attorney-client privilege (unless disclosure of that information would otherwise be permitted consistent with such privilege or applicable law).

j.
Defend Trade Secrets Act of 2016. The Executive understands that pursuant to the federal Defend Trade Secrets Act of 2016, the Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

8.
Arbitration of Disputes. Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of the Executive’s employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination whether based on age or otherwise) shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association (“AAA”) in Boston, Massachusetts in accordance with the Employment Dispute Resolution Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. In the event that any person or entity other than the Executive or the Company may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity’s agreement. All AAA-imposed costs of said arbitration, including the arbitrator’s fees, if any, shall be borne by the Company. All legal fees incurred by the parties in connection with such arbitration shall be borne by the party who incurs them, unless applicable statutory authority provides for the award of attorneys’ fees to the prevailing party and the arbitrator’s decision and award provides for the award of such fees. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This Section shall be specifically enforceable. Notwithstanding the foregoing, this Section shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section.

9.
Consent to Jurisdiction. To the extent that any court action is permitted consistent with or to enforce Section 8 of this Agreement (“Arbitration of Disputes”), the parties hereby consent to the jurisdiction of the Superior Court of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts. Accordingly, with respect to any such court action, the Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

10.
Integration. This Agreement, the LTI Documents and the Confidentiality, Non-Solicitation, and Patent Agreement, dated as of May 5, 2014, by and between the Company and the Executive constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements between the parties concerning such subject matter, including without limitation the Prior Agreement (except for the noncompetition provisions of Section 7(d) of the Prior Agreement, which are reproduced in Section 7(d) herein and remain in full effect, notwithstanding the changes to Executive’s employment described in this Agreement).

11.
Withholding. All payments made by the Company to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law.

12.
Indemnification. To the fullest extent permitted by law, the Company will indemnify the Executive against any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, arising by reason of the Executive’s status as a current or former director, officer, employee and/or agent of the Company, any subsidiary or affiliate of the Company or any other entity to which the Company appoints the Executive to serve as a director or officer, except for actions outside the scope of his employment. The Company agrees to use reasonable best efforts to secure and maintain director and officer liability insurance that shall include coverage of the Executive. The Executive shall be entitled to benefit from any officer indemnification arrangements adopted by the Company, if any, to the same extent as other directors or senior executive officers of the Company (including the right to such coverage or benefit following the Executive’s employment to the extent liability continues to exist). However, the Executive agrees to repay any expenses paid or reimbursed by the Company for the Executive’s indemnification expenses if it is ultimately determined by a final non-appealable court decision that the Executive is not legally entitled to be indemnified by the Company.

13.
Successor to the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal representatives, executors, administrators, heirs, distributees, devisees and legatees. In the event of the Executive’s death after his termination of employment but prior to the completion by the Company of all payments due him under this Agreement, the Company shall continue such payments to the Executive’s beneficiary designated in writing to the Company prior to his death (or to his estate, if the Executive fails to make such designation).

14.
Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

15.
Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.

16.
Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

17.
Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Board.

18.
Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.

19.
Governing Law. This is a Massachusetts contract and shall be construed under and be governed in all respects by the laws of the Commonwealth of Massachusetts, without giving effect to the conflict of laws principles of such Commonwealth. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the First Circuit.

20.
Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

21.
Successor to Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no succession had taken place. Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a material breach of this Agreement.

22.
Recitals. The Recitals to this Agreement are incorporated as operative provisions of this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

REPLIGEN CORPORATION

/s/ KAREN A. DAWES
By:	Karen A. Dawes
Its:	Chairperson of the Board

EXECUTIVE

/s/ ANTHONY HUNT
Anthony Hunt